MMC Energy, Inc. Announces the Appointment of Phillip G. Harris to the Board of Directors and Regains Compliance with NASDAQ Marketplace Rule 4350(d)(2)(A)

New York, February 28, 2008 /Prime Newswire/ -- MMC Energy, Inc. (Nasdaq: MMCE) today announced the election of Phillip G. Harris to the MMC Board of Directors of the Company and the Chairman of its Audit Committee.

Mr. Harris is a senior fellow in PennFuture’s Center for Energy, Enterprise and the Environment. He serves on several boards, including Microfield Group, Inc. He has more than thirty years of experience in the electric utility industry. He most recently served as President and Chief Executive Officer of PJM Interconnection and Chairman of the PJM Board in which capacity he served from 1992 to 2007. Under Mr. Harris’ leadership, PJM was named to the National Companies That Care Honor Roll three times for its commitment to its employees and the community. PJM was selected as one of the 100 Best Places to Work in Pennsylvania for 2004 and 2005. In 2005, Mr. Harris was named CEO of the Year by Platts Global Energy Awards, becoming the first chief executive form his industry to receive the honor.

Mr. Harris has served as a member of the North American Electric Reliability Council’s (“NERC”) Board of Trustees. He is also a member of the National Association of Corporate Directors, serving on its Corporate Advisory Committee. Through his continual involvement in world-class organizations, he remains passionately committed to energy efficiency and excellence.

Mr. Harris is a graduate of the United States Military Academy at West Point with a bachelor's degree in applied science and engineering. He also received a Master of Arts in Business Management with an emphasis on research and statistical methodology from the University of Northern Colorado. He is also a Certified Management Accountant and a Computer Systems Professional.

"We are very pleased to announce the addition of Phil Harris to the MMC Board of Directors. Phil brings extensive power generation and transmission experience to MMC. Phil will be a tremendous resource for MMC as it continues to focus on acquiring accretive energy assets for our shareholders," said Michael Hamilton, Chairman and Chief Executive Officer of the Company.

"Phil’s addition as Chair of the Audit Committee is another key milestone in our development of a highly qualified Board with extensive energy expertise," Hamilton added.

As a result of Mr. Harris's appointment to the Audit committee, the Company regained compliance with NASDAQ Marketplace Rule 4350(d)(2)(A), which requires the audit committee of each listed issuer to have at least three independent members, one of which meets the qualifications of a "financial expert" under such rule.

About MMC Energy, Inc.:

The Company acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. The Company is traded on the NASDAQ Global Market in the United States.

The Company's mission is to acquire, directly or through joint ventures, a portfolio of small to mid size natural gas fueled electricity generating assets, generally below 250 megawatts or ``MW.''

The Company creates long-term value for its shareholders through disciplined asset acquisitions and hands on post-acquisition asset management. The Company actively invests in electricity assets which provide essential services to key transmission constrained markets such as California, where regulatory capacity requirements and a lack of local electricity supplies make peak electricity generation facilities valuable.

To date, the Company has acquired three electricity generating assets in California, totaling 110 MW of capacity. The Company is currently in the process of re-powering two of these assets, the100 MW MMC Chula Vista Upgrade and the 50 MW MMC Escondido Upgrade, both located in San Diego County, California.